                                                                     EXHIBIT-2.1

                              INFORMATION STATEMENT

                                 QUEST NET CORP.
                      1250 EAST HALLANDALE BLVD., SUITE 502
                              HALLANDALE, FL 33009

_________________, 2001


Dear Quest Net Corp. Shareholder:


         I am pleased to inform you that the Board of Directors of Quest Net Corp. has approved a distribution to holders of our common stock.. Quest Net Corp. intends to distribute all of the outstanding shares of common stock of GlobalBot's subsidiary, GlobalBot, Corp ("GlobalBot") held by Quest Net Corp. Quest Net Corp. currently owns approximately 80% of the outstanding shares of GlobalBot. GlobalBot provides or will provide E-commerce services, primarily in the area of sites for the sale of airplanes, yachts, motorbikes, and cars on the Internet.

         The distribution of the spin-off shares will be made on or before ________2001 to holders of record of Quest Net Corp. common stock as of May 1, 2000. Pursuant to the Spin-off, you will receive one share of GlobalBot common stock for every four shares of Quest Net Corp. common stock you hold on the record date. Holders of Quest Net Corp. common stock on the record date are not required to take any action to participate in the Spin-off.

         We believe that the Spin-off will meaningfully enhance value for Quest Net Corp. stockholders and will give GlobalBot the financial and operational flexibility to take advantage of significant growth opportunities in the E-commerce business. We believe that separating the two companies will enhance the ability of each of Quest Net and GlobalBot to focus on strategic initiatives and new business opportunities, as well as to improve cost structures and operating efficiencies and to design equity-based compensation programs targeted to its own performance. In addition, we expect that the transition to an independent company will heighten GlobalBot's management's focus, provide GlobalBot with greater access to capital, and allow the investment community to better measure GlobalBot's performance relative to its peers.

         The enclosed Information Statement explains the proposed distribution in detail and provides important financial and other information regarding GlobalBot. We urge you to read this Information Statement carefully. A shareholder vote is not required in connection with the Spin-off and, accordingly, your proxy is not being sought. We thank you for your continued support.

Very truly yours,
Quest Net Corp.



/s/ Charles Wainer
--------------------------------------------
President and Acting Chief Executive Officer

                INFORMATION STATEMENT RELATING TO THE SPIN-OFF OF
                      GLOBALBOT CORP. FROM QUEST NET CORP.

                                  COMMON STOCK
                          (PAR VALUE $0.001 PER SHARE)

PRELIMINARY COPY, DATED December 21, 2000

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT ON FORM 10SB RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES WILL NOT BE ISSUED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PRELIMINARY INFORMATION STATEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY THESE SECURITIES.

         Quest Net Corp. is sending you this information statement to describe the pro rata distribution to Quest Net stockholders of approximately 80% of the outstanding common stock of GlobalBot Corp. In this distribution, you will receive one share of GlobalBot common stock, for every share of Quest Net common stock that you held at the close of business on May 1, 2000. See "Questions and Answers About the Spin-off" beginning on page 1.

         GlobalBot is currently an 80% owned subsidiary of Quest Net Corp. and is a provider of Internet content, E-commerce and search engine development. See "Business" beginning on page 27.

         The distribution of GlobalBot shares will be effected on __________, 2001. You do not have to take any action to receive your GlobalBot shares. You will not be required to pay anything or to surrender your GlobalBot shares. The number of Quest Net Corp. shares that you own will not change because of the Spin-off.

         There is no current public trading market for the GlobalBot shares, although a trading market may develop subsequent to completion of the Spin-off. After completion of the "spin-off", we will seek to have our common stock approved for quotation on the Nasdaq OTCBB.. See "The Spin-off" beginning on page 15. If you have any questions regarding the spin-off, you may contact Rebecca J. Del Medico, Esq. at 6281 Floridian Circle, Lake Worth, Florida 33463 or by telephone at (561) 964-6622.

NO VOTE OF STOCKHOLDERS IS REQUIRED IN CONNECTION WITH THE SPIN-OFF. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY OR YOUR SHARE CERTIFICATES.

YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS DESCRIBED IN THIS INFORMATION STATEMENT BEGINNING ON PAGE 8.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS INFORMATION STATEMENT OR DETERMINED IF THIS INFORMATION STATEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS INFORMATION STATEMENT IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.

THE DATE OF THIS INFORMATION STATEMENT IS _________2001

                                 GLOBALBOT, CORP
                              INFORMATION STATEMENT
                                TABLE OF CONTENTS

                                                                         Page
                                                                         ----
Questions And Answers About The Spin-off................................   1

Summary.................................................................   4

Summary Financial Data..................................................   6

Risk Factors............................................................   8

The Spin-off............................................................  15

Material Federal Income Tax Consequences................................  16

Capitalization..........................................................  17

Selected Financial Information..........................................  18

Management's Discussion And Analysis Of Financial Condition
  And Results Of Operations.............................................  18

Business................................................................  27

Management..............................................................  30

Principal Shareholders..................................................  31

Certain Transactions....................................................  33

Description Of Securities...............................................  34

Dividend Policy.........................................................  34

Indemnification Of Directors And Officers...............................  35

Where You Can Find More Information.....................................  36

Experts.................................................................  36

Legal Matters...........................................................  36

Report Of Independent Certified Public Accountants...................... F-1

Financial Statements.................................................... F-2

                    QUESTIONS AND ANSWERS ABOUT THE SPIN-OFF

         The following section answers various questions that you may have with respect to the pro rata distribution to Quest Net Corp. stockholders of approximately 80% of the outstanding shares of GlobalBot common stock. We refer to this distribution in this document as the "Distribution".

Q:       WHY IS QUEST NET CORP. AFFECTING THE SPIN-OFF?

A:       Quest Net Corp.'s board of directors and management believe that the
Spin-off is in the best interests of Quest Net Corp., GlobalBot, and Quest Net Corp. stockholders. Quest Net Corp.'s' board of directors and management believe that separating GlobalBot from the rest of Quest Net Corp.'s businesses will allow both GlobalBot and Quest Net Corp. to focus on their respective businesses and provide them with the flexibility to pursue different strategies and react quickly to changing market environments. GlobalBot's business is a distinct business with significant differences from Quest Net Corp.'s other operations with respect to its markets, capital needs and plans for growth. Quest Net Corp.'s board of directors and management believe that the Spin-off will enhance the ability of each of GlobalBot and Quest Net Corp. to focus on strategic initiatives and new business opportunities, improve cost structures and operating efficiencies and design equity-based compensation programs targeted to its own performance. In addition, Quest Net Corp.'s' board of directors expects that the transition to an independent company will heighten GlobalBot management's focus, provide GlobalBot with greater access to capital, and allow the investment community to measure GlobalBot's performance relative to its peers. For a more detailed discussion of the reasons for the Spin-off, see "The Spin-off -- Reasons for the Spin-off" on page 15.

Q:       WHEN WILL THE SPIN-OFF OCCUR?

A:       We currently anticipate completing the Spin-off on _______________,
2000

Q:       WHAT BUSINESS WILL GLOBALBOT CONDUCT FOLLOWING THE SPIN-OFF?

A:       After the Spin-off, GlobalBot will continue operating its current business. See "Summary -- GlobalBot's Business" on page 5, "The Spin-off -- Results of the Spin-off" beginning on page 15 and "Our Business" beginning on page 28.

Q: WHAT WILL HAPPEN TO QUEST NET CORP. AND MY EXISTING QUEST NET CORP. COMMON STOCK?

A:       Quest Net Corp. will continue to own and operate its other business.
Quest Net Corp. stock will continue to trade on the Nasdaq OTCBB under the symbol "QNET". The spin-off will not affect the number of outstanding shares of Quest Net Corp. stock or any rights of Quest Net Corp. shareholders.

Q:       WHAT WILL I RECEIVE AS A RESULT OF THE SPIN-OFF?

A:       For every four shares of Quest Net Corp. common stock that you owned of record on May 1, 2000, you will receive one share of GlobalBot common stock. For example, if you owned 400 shares of Quest Net Corp. common stock on May 1, 2000, you will receive 100 shares of GlobalBot common stock.


Q:       WHAT DO I HAVE TO DO TO RECEIVE MY GLOBALBOT SHARES?

A:       Nothing. If you are a record holder of Quest Net Corp. stock, you will receive from GlobalBot's transfer agent shortly after _____________, 2001 a certificate for the GlobalBot shares distributed to you. If you are not a record holder of Quest Net Corp. stock because your stockbroker or other nominee holds such shares on your behalf, your GlobalBot share certificates will be issued in street name and forwarded to your brokerage firm or nominee on or about___________, 2001. It is the responsibility of you brokerage firm or nominee to credit your account.

Q:       WHEN WILL I RECEIVE MY GLOBALBOT SHARES?

A:       If you hold your Quest Net Corp. shares in your own name, your certificates will be mailed to you on or about __________, 2001 You should allow several days for the mail to reach you.

         If you hold your Quest Net Corp. shares through your stockbroker, bank or other nominee, you are probably not a stockholder of record and your receipt of GlobalBot shares depends on your arrangements with the nominee that holds your Quest Net Corp. shares for you. You should check with your stockbroker, bank, or other nominee. See "The Spin-off -- Manner of Effecting the Spin-off" on page 15.

Q:       HOW WILL THE SPIN-OFF AFFECT THE MARKET PRICE OF MY QUEST NET CORP.
         SHARES?

A:       Following the Spin-off, Quest Net Corp. shares will continue to be listed and traded on the OTCBB under the symbol "QNET". Because of the Spin-off, the trading price of Quest Net Corp. shares immediately following the Spin-off will likely be lower than immediately prior to the Spin-off. Until the market has fully analyzed the operations of Quest Net Corp. without the operations of GlobalBot, the price of Quest Net Corp. shares may fluctuate significantly. See "The Spin-off -- Trading of Our Common Stock" beginning on page 16.

Q:       WHERE WILL MY GLOBALBOT SHARES BE TRADED?

A:       There is no current public trading market for the GlobalBot shares, although a trading market may develop subsequent to completion of the Spin-off. After completion of the spin-off, we will seek to have the GlobalBot common stock approved for quotation on the Nasdaq OTCBB. See " The Spin-off -- Trading of Our Common Stock" beginning on page 16.

Q:       WHAT IF I SOLD MY QUEST NET CORP. SHARES AFTER MAY 1, 2000?

A:       If you were a holder of record or, if the shares were held by a nominee, for your benefit, on May 1, 2000, you are entitled to receive the GlobalBot distribution.


Q:       WILL GLOBALBOT PAY DIVIDENDS?

A:       We do not expect to pay cash dividends on our stock for the foreseeable future. The declaration and payment of dividends is at the discretion of GlobalBot's board of directors and will be subject to GlobalBot's financial results and the availability of surplus funds to pay dividends. The amount of quarterly cash dividends, if any, will depend on a number of factors, including GlobalBot's financial condition, capital requirements, results of operations, future business prospects and other factors GlobalBot's board of directors may deem relevant, no assurance can be given that GlobalBot will pay any dividends. See "Risk Factors -- Absence of Dividends" on page 14 and "Dividend Policies" on page 34.

Q:       WILL I HAVE TO PAY TAXES ON THE GLOBALBOT SHARES THAT I RECEIVE?

A:       Alberni & Alberni, P.A., independent certified public accountants, has issued an opinion to the effect that the Spin-off should be tax-free to Quest Net Corp. shareholders and to Quest Net Corp. for federal income tax purposes. If you have any questions, please consult your tax advisor. See "Risk Factors -- Failure to Qualify as a Tax-Free Transaction Could Result in Substantial Liability" beginning on page and "The Spin-off -- Federal Income Tax Consequences of the Spin-To Quest and Quest Shareholders" beginning on page 8.


Q: WILL THERE BE ANY CHANGE IN THE UNITED STATES FEDERAL TAX BASIS OF MY QUEST NET CORP. SHARES AS A RESULT OF THE SPIN-OFF?

A:       Yes, your tax basis in your Quest Net Corp. shares will be reduced. You will need to consult you tax advisor to help you calculate the adjusted tax basis for your Quest Net Corp. shares, as well as the tax basis for your GlobalBot shares. See "The Spin-off -- Federal Income Tax Consequences of the Spin-off To Quest and Quest Shareholders" beginning on page 8.


Q:       WHERE CAN I GET MORE INFORMATION?

A:       If you have any questions relating to the Spin-off, the mechanics of the Spin-off and the delivery of account statements or the trading of Quest Net Corp. or GlobalBot shares prior to the Spin-off, you can contact:

                              Rebecca J. Del Medico, Esq.
                              6281 Floridian Circle
                              Lake Worth, Florida 33463
                              (954) 457-0900

         After the Spin-off, GlobalBot stockholders with inquiries relating to the Spin-off can contact:

                         GlobalBot Corp.
                         1250 East Hallandale Blvd., Suite #602,
                         Hallandale, Florida 33009
                         Or by Email investor@globalbotcorp.com


                                     SUMMARY

         This summary highlights selected information contained elsewhere in this document. It is not complete and may not contain all of the information that is important to you. To better understand the Spin-off and GlobalBot, you should read this entire document carefully, including the risks described beginning on page 8 and the consolidated financial statements and the notes thereto beginning on page F-1.

         This information statement contains certain "forward-looking statements" concerning our operations, performance, and financial condition, including our future economic performance, plans, and objectives and the likelihood of success in developing and expanding our business. These statements are based upon a number of assumptions and estimates, which are subject to significant uncertainties, many of which are beyond our control. The words "may", "would", "could", "will", "expect", "anticipate", "believe", "intend", "plan", "estimate", and similar expressions are meant to identify such forward-looking statements. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, those set forth in the section entitled "Risk Factors". These forward-looking statements reflect our views only as of the date of this information statement. We undertake no obligation to update such statements or publicly release the result of any revisions to these forward-looking statements, which we may make to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

WHY WE SENT THIS DOCUMENT TO YOU

         Quest Net Corp. sent you this document because you were an owner of Quest common stock on May 1, 2000. This entitles you to receive a pro rata distribution of one share of common stock of GlobalBot Corp. which is currently an 80% owned subsidiary of Quest, for every four Quest shares you owned on that date. We refer to this distribution in this document as the "Distribution". No action is required on your part to participate in the Spin-off and you do not have to pay cash or other consideration to receive your GlobalBot shares.

         This document describes GlobalBot's business, the relationship between Quest and GlobalBot, and how this transaction benefits Quest and its stockholders, and provides other information to assist you in evaluating the benefits and risks of holding or disposing of the GlobalBot shares that you will receive in the Spin-off. You should be aware of certain risks relating to the Spin-off and GlobalBot's business, which are described in this document beginning on page 8.

GLOBALBOT'S BUSINESS

         GlobalBot Corp. was incorporated in Florida on September 17, 1998, as a wholly owned subsidiary of Quest Net Corp. We are an E-commerce web site that sells advertising space on its web site to individuals and dealers who wish to sell their aircrafts.

         GlobalBot will provide four distinct and unique web sites that enable users to post, delete and change their advertisements while also having the opportunity to browse the site and obtain valuable information related to the industry of their choice. While GlobalBot is working to develop Boatsonline, Carsonline & Motorbikesonline, Wingsonline.com has been a fully functional web site that is one of the top ten Internet sites in the aircraft market today. Wingsonline.com advertises an assortment of aircrafts for sale as well as other aviation services. Furthermore, we also offer our customers an option to have their own company banner or link ad created that can link to external sites or internal pages.

         Based on the success of our Wingsonline.com, site, the growing scale of our site and its financial performance, we are focused and committed to apply the same business model for Boatsonline, Carsonline, and Motorbikesonline. We value our relationship with our consumers and we consider them the core element to our business success. That is why we strive to ensure that all customers are assisted in a timely and professional manner.

ADDRESS AND TELEPHONE NUMBER

         Our principal executive offices are located at 1250 East Hallandale Blvd., Suite #602, Hallandale, Florida 33009. Our telephone number at that address is (954) 458-9490.

         All references to "we", "us", "our", "GlobalBot" or "the Company" in this information statement means GlobalBot, Corp

THE SPIN-OFF:


COMPANY DOING THE SPIN-OFF:                          Quest Net Corp., a Florida corporation.

COMPANY RESULTING FROM THE SPIN-OFF.                 GlobalBot, Corp, a Florida corporation.

CONDITIONS TO THE SPIN-OFF:                          None

SPIN-OFF RATIO:                                      One share of our common stock for every four shares of
                                                     Quest Net Corp. common stock held of record on the
                                                     spin-off record date.

SPIN-OFF RECORD DATE:                                May 1, 2000 (5:00 p.m. Florida time).

SPIN-OFF EFFECTIVE DATE:                             __________, 2001.  The dividend agent will commence
                                                     mailing our common stock certificates on this date.




DIVIDEND AGENT:                                      The dividend agent is Florida Atlantic Stock Transfer,
                                                     Inc. The address and telephone number of the dividend
                                                     agent is 7130 Nob Hill Road, Tamarac, Florida 33321,
                                                     (954) 726-6305.
MATERIAL FEDERAL INCOME TAX
CONSEQUENCES TO GLOBALBOT
SHAREHOLDERS:                                        Alberni & Alberni, P.A. has issued an opinion to
                                                     GlobalBot to the effect that, for federal income tax
                                                     purposes, the spin-off should qualify as a tax-free
                                                     distribution to the shareholders of Quest Net Corp. under
                                                     Section 355 of the Internal Revenue Code.  Therefore, you
                                                     should not incur federal income tax upon the receipt of
                                                     our common stock in the spin-off.  See "The
                                                     Spin-off--Material Federal Income Tax Consequences".

TRADING MARKET FOR
OUR COMMON STOCK:                                    We will seek to have our common stock approved for
                                                     quotation on the Nasdaq OTCBB after completion of the
                                                     spin-off.  Prior to the spin-off, there will be no public
                                                     trading market for our common stock.  See "Risk
                                                     Factors--An Active Trading Market May Not Develop for Our
                                                     Common Stock" and "--Absence of Dividends" and "The
                                                     Spin-Off--Trading of Our Common Stock".

TRANSFER AGENT AND REGISTRANT
FOR OUR COMMON STOCK:                                Florida Atlantic Stock Transfer, Inc., 7130 Nob Hill Road
                                                     Tamarac, Florida 33321, (954) 726-6305.

RELATIONSHIP BETWEEN QUEST NET
CORP. AND GLOBALBOT AFTER THE
SPIN-OFF:                                            After the spin-off, Quest Net Corp. and GlobalBot will
                                                     operate independently of each other as separate public
                                                     companies.



                             SUMMARY FINANCIAL DATA

         The summary financial data of GlobalBot set forth below is qualified in its entirety by, and should be read in conjunction with, the Financial Statements of GlobalBot, including the Notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of

Operations" included elsewhere in this document. The income statement data for each of the two fiscal years ended June 30, 1999 and June 30, 2000 are derived from, and are qualified by reference to, the financial statements included elsewhere in this document that have been audited by Alberni & Alberni, P. A., GlobalBot's independent certified public accountants.

SELECTED INCOME STATEMENT DATA:


                                     Year Ended June 30              Three Month Ended September 30
                              -------------------------------        -------------------------------
                                 2000                1999               2000                 1999
                              -----------         -----------        -----------         -----------
                                                                     (unaudited)         (unaudited)

Sales ................        $   127,289         $   105,169        $    23,618         $    44,282

Cost of Sales ........        $    27,153         $    19,316        $     7,594         $     5,917

Gross Profit .........        $   100,136         $    85,853        $    16,024         $    38,365

Expenses .............        $   139,498         $    78,470        $    35,273         $    22,473

Net Income (Loss) ....        $   (39,362)        $     7,383        $   (19,249)        $    15,892

Basic Earnings per
 Common Share ........        $     (.005)        $      .007        $     (.003)        $      .016

Basic weighted average
  common shares
  outstanding ........          7,332,816           1,000,000          7,332,816           1,000,000


SELECTED BALANCE SHEET DATA:

                                            June 30, 2000     September 30,2000
                                            -------------     -----------------
                                                                  (unaudited)

Cash ..............................            $  7,385            $  4,857

Total Current Assets ..............            $ 14,752            $  8,814

Total Assets ......................            $ 66,325            $ 62,927


LIABILITIES AND SHAREHOLDER EQUITY:

Current Liabilities ...............            $104,287            $120,138

Stockholders' Equity ..............            $ 66,325            $ 62,927

                                  RISK FACTORS

         You should carefully consider each of the following risks and all of the other information in this information statement. Some of the following risks relate principally to the spin-off while other risks relate principally to our business in general and the industry in which we operate. Finally, other risks relate principally to the securities markets and ownership of our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business. If any of the following risks and uncertainties develops into actual events, our business, financial condition, or results of operations could be materially adversely affected. If that happens, the trading price of our common stock could decline.

         This information statement contains forward-looking statements that involve risks and uncertainties. You should not rely on these forward-looking statements. We use words such as "anticipate", "believe", "plan", "expect", "future", "intend", and similar expressions to identify such forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the risks faced by us described below and elsewhere in this information statement.

                         RISKS RELATING TO THE SPIN-OFF

FEDERAL TAX CONSEQUENCES OF THE SPIN-OFF TO QUEST NET AND QUEST NET
SHAREHOLDERS.

         Alberni & Alberni, P. A. has issued an opinion to GlobalBot to the effect that the spin-off should be tax-free to Quest Net Corp. and to Quest Net Corp. shareholders. We have not requested a ruling from the Internal Revenue Service relating to the tax consequences of the spin-off. Alberni & Alberni's opinion is not binding on the Internal Revenue Service or the courts. If it is determined that the spin-off is not a tax-free spin-off, then:

o Quest Net Corp. would recognize a gain equal to the excess of the fair market value of the GlobalBot common stock distributed to its shareholders over Quest Net's basis in the GlobalBot common stock; and

o Each U.S. holder of Quest Net common stock would be generally treated as if such shareholder had received a taxable dividend, to the extent of earnings and profits, in an amount equal to the fair market value of the GlobalBot common stock received.

THE COMBINED POST-SPIN-OFF VALUE OF QUEST NET CORP. AND GLOBALBOT SHARES MAY NOT EQUAL OR EXCEED THE PRE-SPIN-OFF VALUE OF QUEST NET CORP. SHARES.

         After the spin-off, we anticipate that shares of Quest Net Corp. common stock will continue to be traded on the Nasdaq OTCBB and we expect that shares of GlobalBot common stock will also be traded on the Nasdaq OTCBB. We cannot assure you that a market for GlobalBot stock will develop or that the combined trading prices of Quest Net Corp. common stock and GlobalBot common stock after the spin-off will be equal to or greater than the trading price of Quest Net Corp. common stock prior to the spin-off.

CREDITORS OF QUEST NET CORP. AT THE TIME OF THE SPIN-OFF MAY CHALLENGE THE SPIN-OFF.

         If a court in a lawsuit by an unpaid creditor or representative of creditors of Quest Net Corp., such as a trustee in bankruptcy, were to find that among other reasons, at the time of the spin-off, Quest Net Corp. or GlobalBot: was insolvent;

         O        was rendered insolvent by reason of the spin-off;

         O was engaged in a business or transaction for which GlobalBot's or

         O GlobalBot's remaining assets constituted unreasonably small capital; or

         O intended to incur, or believed it would incur, debts beyond its ability to pay such debts as they matured.

         The court may be asked to void the spin-off (in whole or in part) as a fraudulent conveyance. The court could then require that the shareholders return some or all of the shares of GlobalBot common stock, or require Quest Net or GlobalBot, as the case may be, to fund certain liabilities of the other company for the benefit of creditors. The measure of insolvency for purposes of the foregoing will vary depending upon the jurisdiction whose law is being applied. Generally, however, each of Quest Net Corp. and GlobalBot, as the case may be, would be considered insolvent if the fair value of its assets were less than the amount of its liabilities or if it incurred debt beyond its ability to repay such debt as it matures.

            RISK FACTORS RELATING TO OUR BUSINESS AND OUR SECURITIES

OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT TO EVALUATE OUR BUSINESS.

         We have a limited operating history. Quest Net's lack of financial and management resources has hindered our growth and development. Due to our minimal operations, we have a limited history of addressing material risks in our business. As a new business, we are subject to all of the substantial risks inherent in the commencement of a new business enterprise. These include, but are not limited to, unexpected product development, marketing and customer support problems, increased competition and lack of credibility with customers and suppliers. There can be no assurance that we will be able to achieve market acceptance or that we will be able to generate the necessary revenues or prove to be profitable.

         Additionally, we have minimal business history that investors can analyze to help them decide whether or not to invest in us. Any investment in us should be considered a high-risk investment because investors will be placing their funds at risk in an unseasoned development stage company with unforeseen costs, expenses and problems often experienced by development stage companies. Potential investors should be aware of the difficulties encountered by any new enterprise in its early stages particularly companies in new and rapidly evolving markets such as online commerce. Set forth below is a brief summary of risks, expenses, and problems frequently encountered by companies such as GlobalBot.

         These risks are magnified by the fact that we are operating in the highly competitive E-commerce market. These risks include our potential inability to:

         O        attract, retain and motivate qualified personnel;

         O        expand our operations, sales and support staff;

         O        obtain financing to expand our business;

         O        increase the scale of our operations;

         O        maintain sufficiently high employee utilization;

         O        respond effectively to competitive pressures;

         O        continue to develop and upgrade our services;

         O        satisfy legal and regulatory requirements;

         O        develop, retain and/or increase our customer base ;

         O anticipate and adapt to a developing market; and the level of use of the Internet and online services for the purchase, sale and resale of consumer products.

         O Introduce and develop different or more extensive electronic-commerce networks than our direct and indirect competitors, particularly in light of the fact that most of such competitors are much larger and have greater financial, technical, and marketing resources than we do.

         To address these risks we must, among other things, develop, maintain and increase our customer base, continue to develop and upgrade our technology, respond to competitive developments, and attract, retain and motivate qualified personnel. There can be no assurance we will be successful in addressing such risks, and any failure to do so could have a material adverse effect on our business, results of operations and financial condition. For more information about GlobalBot, and its financial condition, see "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Business", and "Financial Statements".

IF USE OF THE INTERNET DOES NOT GROW, OUR BUSINESS COULD BE HARMED

         Our success is highly dependent upon continued growth in the use of the Internet generally. Internet use by consumers is in an early stage of development, and market acceptance of the Internet as a medium for content, advertising and electronic commerce is highly uncertain. A number of factors may inhibit the growth of Internet usage, including:

         O        inadequate network infrastructure,

         O        security concerns;

         O        inconsistent quality of service, and

         O        limited availability of cost-effective, high-speed access.

If these or any other factors cause use of the Internet to slow or decline, our results of operations could be adversely affected.

OUR ARTICLES OF INCORPORATION ALLOW AUTHORIZATION AND DISCRETIONARY ISSUANCE OF PREFERRED STOCK/BARRIERS TO TAKEOVER

         Our Articles of Incorporation authorize the issuance of "blank check" preferred stock with such designations, rights, and preferences as the Board of Directors may determine from time to time. Accordingly, the board of directors is empowered, without stockholder approval, to designate and issue additional series of preferred stock with dividend, liquidation, conversion, voting or other rights, including the right to issue convertible securities with no limitations on conversion, which could adversely affect the voting power or other rights of the holders of our common stock, substantially dilute the common shareholder's interest and depress the price of our common stock. In addition, issuance of the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of GlobalBot. We have, in the past, issued Convertible Preferred Stock without a limit on the number of shares that can be issued upon conversion and may continue to do so in the future. See "Description of Securities"

WE HAVE LIMITED MARKETING AND SALES CAPABILITY.

         Because of our limited working capital in the past, we have not had the resources to develop a marketing and sales force. In order to increase our revenues, we will have to develop a marketing and sales force with technical expertise and marketing capability. There can be no assurance that we will be able to establish such sales force or that we will be successful in gaining market acceptance for our services. There can be no assurance that we will be able to obtain and retain a qualified Director of Sales, further develop our sales force or obtain and retain qualified sales personnel on acceptable terms, if at all or that any of our proposed marketing schedules or plans can or will be met. To the extent that we arrange with third parties to market our services, the success of such products may depend on the efforts of such third parties See "Business-Sales and Marketing".

ANTI-TAKEOVER MEASURES IN OUR CERTIFICATE OF INCORPORATION COULD ADVERSELY AFFECT THE VOTING POWER OF THE HOLDERS OF THE COMMON STOCK.

         Our Certificate of Incorporation authorizes anti-takeover measures like the authority to issue "blank check" preferred stock. Those measures could have the effect of delaying, deterring, or preventing a change in control without any action by the shareholders. In addition, issuance of preferred stock, without shareholder approval, on such terms as the board of directors may determine, could adversely affect the voting power of the holders of the common stock, including the loss of voting control to others. See "Description of Securities".

OUR DATA CENTERS AND THE NETWORKS ON WHICH WE RELY ARE SENSITIVE TO HARM FROM HUMAN FACTIONS AND NATURAL DISASTERS. ANY RESULTING DISRUPTION COULD SIGNIFICANTLY DAMAGE OUR BUSINESS AND REPUTATION.

         Our reputation for providing reliable service largely depends on the performance and security of our provider's data centers equipment and the network infrastructure on which we rely. Our E-commerce site and our customers' information are subject to damage and unauthorized access from human error and tampering, breaches of security, natural disasters, power loss, capacity limitations, software defects, telecommunications failures, intentional acts of vandalism, including computer viruses, and other factors that have caused, and will continue to cause, interruptions in service or reduced capacity for our customers.

         Despite precautions we have taken and plan to take, the occurrence of a security breach, a natural disaster, interruption in service or other unanticipated problems could seriously damage our business and reputation and cause us to lose customers. Additionally, the time and expense required to eliminate computer viruses and alleviate other security problems could be significant and could impair our service quality.

         We could not provide adequate service to our customers if we were unable to secure sufficient network capacity to meet our future needs on reasonable terms or at all.

         At present, our business, in large part, depends on Internet network access services we receive from others. Any disruption of these services or their inability to maintain their peering relationships could be costly and harmful to our business.

WE ARE DEPENDENT ON OUR SUPPLIERS

         We rely on third-party networks, local telephone companies, and other companies to provide data communications capacity. Although management feels alternative telecommunications facilities could be found in a timely manner, any disruption of these services could harm our business and have an adverse effect on our operating results.

THERE IS INTENSE COMPETITION IN THE E-COMMERCE MARKET.

         The Internet E-commerce market is relatively new, intensely competitive, and rapidly changing. We expect competition to continue and intensify which may adversely affect our ability to maintain or increase our market share. To be competitive, we must respond effectively to our competitors' innovations by continuing to enhance our services, and expand our sales channels. Any pricing pressures, reduced margins, or loss of market share resulting from our failure to compete effectively could materially adversely affect our business. Furthermore, we believe the barriers to entry into our markets are relatively low, which enable new competitors to offer competing services. Current or future competitors may develop or offer services that are comparable or superior to ours at a lower price, which could result in a decrease in our revenues and the value of your investment. Many of our current and potential competitors have longer operating histories and substantially greater financial, marketing, technical, and other resources than us. Such competitors may attempt to increase their presence in our markets by offering new or improved services to our customers or increasing their efforts to gain and retain market share through competitive pricing.

WE MAY BE  SUBJECT TO PENNY STOCK REGULATIONS AND RESTRICTIONS

         The Securities Exchange Commission (the "Commission") has adopted regulations, which generally define Penny Stocks to be an Equity Security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. There is presently no trading marker for our common stock. If, once a market develops, our stock has a market price less than $5.00 per share, it will be designated as a Penny Stock.

         Such a designation requires any broker or dealer selling such securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser, and determine that the purchaser is reasonably suitable to purchase such securities. These rules may restrict the ability of Broker / Dealers to sell our common stock and may affect the ability of Investors to sell their shares.

AN ACTIVE TRADING MARKET MAY NOT DEVELOP FOR OUR COMMON STOCK.

         There is no public market for our common stock. We are seeking to have our common stock included for quotation on the Nasdaq OTCBB. We cannot assure you that an active trading market in the common stock will develop or, if one develops, that it will be sustained. Until the time that the spin-off has been completed, our common stock is fully distributed, and an orderly market develops, various conditions may adversely affect the trading price of our common stock. These conditions include, among others, investor perception about us and general economic and market conditions.

OUR STOCK PRICE MAY BE VOLATILE.

         If a trading market develops, the market price of our common stock may be volatile as the stock market in general has been volatile. In addition, the stock prices for many technology and Internet-related companies have experienced wide fluctuations, which often have been unrelated to operating performance. Investors may not be able to resell their shares of common stock at acceptable prices following periods of volatility because of the market's adverse reaction to such volatility. Factors that could cause volatility in our stock price include, among other things:

         O  *     Actual or anticipated variations in quarterly results;

         O  *     Variations in our operating results which may cause us to
                  fail to meet analysts' or investors' expectations;

         O  *     Changes in earnings estimates or recommendations by
                  securities analysts;

         O  *     Conditions or trends in the Internet services industry;

         O  *     Changes in the market valuations of, and earnings and other announcements
                  by, providers of Internet professional services;

         O  *     Announcements by us or our competitors of technological
                  innovations;

         O  *     Additions or departures of our key personnel; and

         O  *     Volume and timing of sales of our common stock.

OUR PRINCIPAL STOCKHOLDER MAY BE ABLE TO EFFECTIVELY EXERCISE CONTROL OVER ALL MATTERS SUBMITTED TO A VOTE OF STOCKHOLDERS.

         Our principal stockholder InfoDotCoza, (Pty) Ltd., beneficially owns 1,466,363 shares (20%) of our outstanding common stock. In addition, it hold a Convertible Debenture which, it has the right, at its option, at any time prior to maturity, to convert the principal amount and any accrued interest into shares of common stock of GlobalBot (at the rate of one share of common stock for $.01). After conversion, without giving effect to accrued interest, InfoDotCoza would be entitled to receive an additional 10,895,792 shares of our common stock.

            InfoDotCoza will be able to effectively control most matters requiring approval by our stockholders, including the election of our Board of Directors. InfoDotCoza can designate the members of our Board of Directors and can decide our operations and business strategy. You may disagree with t InfoDotCoza decisions. Even if you do not like our Directors, you will not be able to remove them from office.

            Additionally, such persons would be able to influence significantly a proposed amendment to our charter, a merger proposal, a proposed sale of assets or other major corporate transaction or a non-negotiated takeover attempt. Their influence may not be beneficial to you. If they prevent or delay a merger or takeover, you may not realize the premium return that stockholders may realize in conjunction with corporate takeovers.

ABSENCE OF DIVIDENDS.

         We have never paid, and do not anticipate paying any cash dividends on our common stock.

THIS INFORMATION STATEMENT INCLUDES FORWARD-LOOKING STATEMENTS, WHICH COULD DIFFER FROM ACTUAL FUTURE RESULTS.

         Some of the information in this Information Statement may contain forward-looking statements. Such statements can be identified by the use of forward-looking terminology such as "may," "will," "expect", "anticipate", "continue", or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other "forward-looking" information.

         Examples of forward-looking statements include discussions relating to:

         O        Plans to expand our existing wireless operations;

         O        Plans to enter the international optical fiber market;

         O        Introductions of new products and services;

         O Estimates of market sizes and addressable markets for our services and products;

         O Anticipated revenues from designated markets during 2000 and later years.

         We wish to caution you that all the forward-looking statements contained in this Information Statement are only estimates and predictions. Our actual results could differ materially from those anticipated in the forward-looking statements due to risks, uncertainties, or actual events differing from the assumptions underlying these statements. Such risks, uncertainties, and assumptions include, but are not limited to, those discussed in this Information Statement.

                                  THE SPIN-OFF

REASONS FOR THE SPIN-OFF.

         Due to Quests lack of working capital, in the past GlobalBot has had minimal management and financial resources devoted to it. The spin-off will allow us to focus solely on our E- Commerce business which requires a sales and marketing effort that is distinct from Quest's. In addition, once we disassociate ourselves from Quest, we believe that we will be able to raise capital more easily as a separate publicly traded E- Commerce company, and therefore will be able to provide better incentives for our employees

MANNER OF EFFECTING THE SPIN-OFF.

         The spin-off will be affected by a stock dividend paid to each holder of record of Quest common stock. The spin-off ratio will be one share of our common stock for every four shares of Quest Net Corp. common stock owned of record on May 1, 2000, the holder will receive one share of GlobalBot common stock. Quest shareholders will not be required to pay for shares of GlobalBot common stock received in the spin-off. Additionally, Quest shareholders will not need to surrender or exchange Quest common stock in order to receive shares of our common stock. All shares of our common stock received by Quest shareholders in connection with the spin-off will be fully paid and non-assessable. Quest shareholders do not have any appraisal rights in connection with the spin-off.

         The dividend agent is Florida Atlantic Stock Transfer, Inc. The address and telephone number of the dividend agent is 7130 Nob Hill Road, Tamarac, Florida 33321, (954) 726-6305.

RESULTS OF THE SPIN-OFF.

         Following the spin-off, we will be a separate, publicly traded company. Immediately after the spin-off, based on the number of outstanding shares of Quest on May 1, 2000, we expect to have approximately 7,331,816 shares of common stock outstanding, held by approximately 300 record holders. Any shares not dividend to Quest shareholders will be returned to GlobalBot for cancellation.

         The spin-off will not affect the number of outstanding shares of Quest common stock or any rights of Quest shareholders.

TRADING OF OUR COMMON STOCK.

         We will seek to have our common stock approved for quotation on the Nasdaq OTCBB after completion of the spin-off. Prior to the spin-off, and the approval for quotation, there will be no public trading market for our common stock. See "Risk Factors--An Active Trading Market May Not Develop for Our Common Stock" and "--Absence of Dividends".

         The shares of our common stock issued to Quest shareholders will be freely transferable, except for shares received by persons who may be deemed our "affiliates" under the Securities Act. Persons who may be deemed our affiliates after the spin-off generally include individuals or entities that control, are controlled by, or are under common control with us and may include certain of our officers and directors. Persons who are our affiliates will be permitted to sell their shares of our common stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Section 4(1) of the Securities Act and Rule 144 under the Securities Act (with the exemption under Rule 144 not available until 90 days after the date of this information statement). For a discussion of certain uncertainties that should be considered with regard to our common stock, see "Risk Factors--An Active Trading Market May Not Develop for Our Common Stock".

MATERIAL FEDERAL INCOME TAX CONSEQUENCES.

         Alberni & Alberni, P.A., independent certified public accountants, has issued an opinion to the effect that the Spin-off should be tax-free to Quest Net Corp. shareholders and to Quest Net Corp. for federal income tax purposes under Section 355 of the Internal Revenue Code. The following is a summary of the material federal income tax consequences to Quest shareholders and Quest expected to result from the spin-off.

         A Quest shareholder should not recognize any taxable gain or loss as a result of the spin-off.

o A Quest shareholder should apportion the tax basis for his Quest stock on which our common stock is distributed between the Quest stock and our common stock received in the spin-off in proportion to the relative fair market values of Quest stock and our common stock on the date of the spin-off.

         The holding period for our common stock received by a Quest shareholder in the spin-off should include the period during which he or she held the Quest stock on which our common stock is distributed, if such holder holds the Quest stock as a capital asset on the date of the spin-off.

         Quest should not recognize any gain or loss as a result of the spin-off. Current Treasury regulations require each Quest shareholder who receives our common stock in the spin-off to attach to his or her federal income tax return for the year in which the spin-off occurs, a detailed statement setting forth such data as may be appropriate in order to show the applicability of

Section 355 of the Internal Revenue Code to the spin-off. GlobalBot, upon written request, will provide the appropriate information to each shareholder of record on May 1, 2000.

         The summary of federal income tax consequences set forth above is for general information only and may not be applicable to shareholders who receive their shares of our common stock through the exercise of employee stock options or otherwise as compensation or who are otherwise subject to special treatment under the Internal Revenue Code. All shareholders should consult their own tax advisors as to the particular tax consequences to them, including the applicability and effect of state, local and foreign tax laws.

REASONS FOR FURNISHING THIS INFORMATION STATEMENT.

         This information statement is being furnished solely to provide information to Quest shareholders about, subject to the satisfaction of the spin-off conditions, the receipt of our common stock pursuant to the spin-off. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any of our securities or those of Quest. The information contained in this information statement is believed by Quest and us to be accurate as of the date set forth on the front cover. Changes may occur after that date, and neither Quest nor we will update the information except in the normal course of our respective public disclosure practices.

                                 CAPITALIZATION

       The following table sets forth our capitalization as of June 30, 2000 and at September 30, 2000. This table should be reviewed in conjunction with our financial statements and the notes included elsewhere in this Information Statement. See "Financial Statements".


                                                                 June 30, 2000      September 30, 2000
                                                                 -------------      ------------------
                                                                                        (unaudited)
Notes Payable- related party                                       $  91,986             $ 104,961

Long Term Debt                                                           -0-                   -0-

Stockholders' Equity
  Preferred stock, $.0001 Par Value, 5,000,000
    Shares  authorized; 0 Shares Issued and
    Outstanding                                                          -0-                   -0-

  Common stock, $.0001 Par Value,
     50,000,000 Shares authorized;
     7,331,816 Shares Issued and Outstanding                             733                   733

  Additional Paid-in Capital                                             200                   200

  Retained Earnings                                                  (38,895)              (58,144)
                                                                   ---------             ---------

Total Stockholders' Equity                                         $  66,325             $  62,927



                         SELECTED FINANCIAL INFORMATION

         The following selected financial information is derived from the Financial Statements appearing elsewhere in this Information Statement and should be read in conjunction with the Financial Statements and Notes.


                                                                            Three Months Ended
                                          Year Ended June 30              September 30 (Unaudited)
                                     -----------------------------      -----------------------------
                                        2000              1999              2000               1999
                                     -----------       -----------      -----------          --------
SELECTED INCOME STATEMENT DATA:

Sales .............................  $   127,289       $   105,169      $    23,618          $$44,202

Income (Loss) from Operations .....  $   (39,362)      $     7,383      $   (19,249)      $    15,892

Basic Earnings (Loss) per Share....  $     (.005)      $      .007      $     (.003)      $      .016

Basic weighted average common
  shares outstanding ..............    7,332,816         1,000,000        7,332,816         1,000,000




SELECTED BALANCE SHEET DATA:

                             June 30, 2000     September 30, 2000
                             -------------     ------------------
                                                   (unaudited)

Cash .......................    $  7,385            $  4,857

Total Current Assets........    $ 14,752            $  8,814

Total Assets ...............    $ 66,325            $ 62,927

Current Liabilities.........    $104,287            $120,138

Stockholders' Equity........    $ 66,325            $ 62,927



                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

         The following information should be read in conjunction with our Financial Statements and Notes, included elsewhere in this Information Statement.

HISTORICAL OVERVIEW

         Globalbot Corp was incorporated in Florida on September 17, 1998. We did not start to report revenue until January 1999 when we acquired Wings Online, an industry-specific aircraft e-commerce site. In March 2000, Wings Online the subsidiary corporation merged into Globalbot, the parent and surviving corporation. All the shares of the subsidiary Corporation were converted into the parent corporation.

         In May 2000, Quest Net Corp. sold 20% (200,000 shares) of the 1,000,000 shares it owned in Globalbot for the sum of $100,000 ($.50) per share to InfoDotcoza, Ltd. pursuant to a private sale. On June 30, 2000, the Board of Directors of Quest Net Corp approved the spin off of Globalbot from its parent, Quest Net Corp, a publicly traded company in Hallandale, Florida on the basis of one share of our stock for every four shares of Quest. We believe that the spin off will allow us to grow to our full potential.

         After the sale, Globalbot effectuated a split of 7.3318162 shares to one in order to effect a one for four stock distribution to Quest Net Corp. shareholders in connection with the spin-off. Pursuant to the stock split, GlobalBot shareholders received 7.3318162 shares of common stock for each share of GlobalBot common stock outstanding. At present, Quest Net Corp. and InfoDotcoza hold 5,865,453 and 1,466,363 shares, respectively.

         We provide website platform for E-Commerce transactions. We earn revenue primarily from selling advertising space on our websites to individuals and dealers who are looking to sell their aircrafts.

         Advertising fees on our website are dependent on services selected. Our fees vary and can range from a basic 50 words advertisement that cost $12.00, to a banner ad that can cost $100.00 per month. In addition, we sometimes generate revenue from customers who link their ad to external sites. Currently the cost for a link ad is $50.00 per month. We receive payments directly from our customers as services are provided.

         Our costs and expenses primarily fall into the following categories:

         O        Telecommunications and operations;
         O        Sales and marketing;
         O        General and administrative;

         Our telecommunication expense consists of the cost of Internet service, web hosting expense and local telephone lines. Our operating cost includes employee salaries, equipment cost, office rent, office, utilities, and customer service. We expect these expenses to increase overtime to support additional websites.

         Our sales and marketing expenses to date have been minimal due to the start of our operations. We expect those expenses to increase as we implement our business plan in the coming year. We anticipate those expenses to include advertising, commissions, and bonuses paid to our sales and marketing personnel. We also anticipate hiring additional sales and marketing personnel to assist us in our rapid growth plans.

         Our general and administrative expenses consist primarily of administrative staff and related benefits. We expect our general and administrative costs to increase to support our growth.

STOCK SPLIT

         Unless otherwise stated, all share and per share information contained in this Information Statement gives retroactive effect to a 7.3318162 shares to one stock split in May 2000.

THREE MONTHS ENDED SEPTEMBER 30, 2000 AND SEPTEMBER 30, 1999

RESULTS OF OPERATIONS:

         The discussion of our historical result set forth below address our historical results of operations and annual condition results as shown on our financial statements for the three months ended September 30,2000 compared to the three months ended September 30, 1999.

                            STATEMENTS OF OPERATIONS


                                                        Quarter Ended Sept 30
                                                  --------------------------------         Increase/
                                                     2000                  1999           (Decrease)
                                                  ----------            ----------        ----------
                                                  (Unaudited)           (Unaudited)
REVENUE                                            23,618.00             44,282.00        (20,663.64)
  Less Return                                                                   --                --
                                                   ---------             ---------        ----------

  Total Revenue                                    23,618.00             44,282.00        (20,664.00)

  Cost of Sales                                     7,594.00              5,917.00          1,677.00

  Gross Profit Before Deduction                    16,024.00             38,365.00        (22,341.00)


EXPENSES
  Selling, General & Administrative                32,382.00             22,473.00          9,909.00
  Depreciation Expense                              2,891.00                                2,891.00
                                                  ----------            ----------        ----------
  Total Expense                                    35,273.00             22,473.00         12,800.00

  Profit/(Loss)                                   (19,249.00)            15,892.00        (35,141.00)

Basic earnings per common share                       (0.003)                0.016            (0.019)
Basic weighted average common shares
                   outstanding                  7,331,816.00          1,000,000.00                --


REVENUES

         Revenues for the three months ended September 30, 2000 have decreased compared with the same period for the previous year $44,282 to $ 23,618, respectively. The decrease is primarily due to employees turn over, relocation of our company and commitment to dealers made by prior management. We expect revenue to grow, once the company fully implements its sale and marketing program.

COST OF SALES

         Cost of Sales has increased to $7,594 for the three months ended September 30, 2000 from $5,917 for the previous year. This increase in cost of sale is due to our related cost of operation, such as creating traffic on our web site.

GROSS PROFIT

         The gross profit has decreased to $16,024 for the three months ended September 30, 2000, compared to $38,365 for the three months ended September 30, 1999. This decrease in gross profit is attributed to the decrease in our revenue and the increase in cost of sale.

SELLING, GENERAL AND ADMINISTRATIVE

         Selling, general and administrative expenses have increased to $32,382.00 for the three months ended September 30, 2000, from $22,473 for the three months ended September 30, 1999. General and Administrative expenses consist primarily of office and equipment, rent, costs associated with operating our office, such as utilities and supplies, and professional fees, such as legal, accounting and consulting. These increases are also due to the hiring of new employees.

DEPRECIATION

         Depreciation is recorded at $2,891 for the three months ended September 30, 2000. Property and Equipment are carried at cost and depreciated over the estimated useful lives of the assets (5 to 10 years) using the straight-line method. Expenditures for maintenance and repairs are charged to expenses as incurred; major replacements and improvements are capitalized. When items of property or equipment are sold or retired, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is included in income.

NET INCOME/(LOSS)

         We recognized a net loss of $(19,249) for the three months ended September 30, 2000. That's a decrease in net income of $(35,141.) compared to a net profit of $15,892 for the three months ended September 30, 1999. This net loss is primarily attributable to an increase in general and administrative expenses, an increase in personnel and related costs.

                            COMPARATIVE BALANCE SHEET


                                                                   For the Three Months
                                                                       Ended Sept 30
                                                                  ----------------------
                                                                     2000          1999
                                                                  ----------      ------           Increase/
                                                                 (Unaudited)   (Unaudited)        (Decrease)
ASSETS
       Current Assets
             Cash                                                   4,857.00      16,132          (11,275.42)
             Account Receivable - Trade

             Less Allowance-Doubtful $5175.13                       3,957.00      13,885           (9,927.87)
                                                                  ----------      ------           ---------

       Total Current Assets                                         8,814.00      30,017          (21,203.29)

             Property & Equip Less Accumulated -
             Depreciation of $19,330 and $7,891(Note B)            49,303.00      10,186           39,117.02


             Other Assets                                           4,810.00       4,478              332.50
                                                                  ----------      ------           ---------

TOTAL ASSETS                                                       62,927.00      44,681           18,246.23
                                                                  ==========      ======           =========

LIABILITIES & EQUITY
    LIABILITIES
       Current Liabilities
             Accounts Payable                                       8,067.00       7,027            1,039.72
             Accrued Liabilities                                    7,110.00                        7,110.00
             Payroll Liabilities                                          --       3,377           (3,377.43)
             Notes Payable-Related Party                          104,961.00      24,059           80,902.44
                                                                  ----------      ------           ---------
             Total Current Liabilities                            120,138.00      34,463           85,674.73


       SHAREHOLDER'S EQUITY
             PREFERRED Stock .0001 Par 5,000,000
             Shares Authorized, 0 shares issued                           --          --                  --
             Common Stock $.0001 par Value,
             50,000,000 shares authorized, 7,331,816
             shares issued and outstanding                            733.00
             Additional Paid In Capital                               200.00                          200.00
             Retained Earnings                                    (58,144.00)     10,018          (68,161.50)
                                                                  ----------      ------           ---------
       Total Equity                                               (57,211.00)     10,218          (68,161.50)

TOTAL LIABILITIES & EQUITY                                            62,927      44,680           18,246.23
                                                                  ==========      ======           =========


         Our total assets have increased $62,927.00 for the three months ended September 30, 2000 from $44,681 for the previous year. The increase is the result of the acquisition of additional computer equipment and an increase other asset from $4,478 to $4,810 for the three months ended September 30, 1999 and 2000 respectively.

         During the Quarter ended September 30, 2000, GlobalBot's accounts payable have increased $8,067.00 from $7,027 for the Quarter ended September 30, 1999. Our notes payable have also increased $104,961 for the three months ended Sept 30, 2000, compared to $24,059 for the three months ended Sept 30, 1999. The increase in notes payable is attributable to transactions with a related party.

         On May 15, 2000, June 6, 2000 and June 30, 2000, we received $54,923,
$4,035 and $33,028, respectively, for working capital in exchange for promissory notes from InfoDotCoza, Ltd.. In addition, on August 31, 2000 and September 19,2000, we received $5,000 and $7,975, respectively, for working capital in exchange for promissory notes from InfoDotCoza, Ltd. The notes are unsecured, non-interest bearing and are due on demand. The $104,961 is included in the accompanying balance sheet as notes payable, related party.

         Subsequent to September 30, 2000, we received $11,975 for working capital in exchange for a promissory note from InfoDotCoza, Ltd.. The note is unsecured, non-interest bearing and is due on demand.

         On November 21, 2000, the promissory notes outstanding with InfoDotCoza, (Pty.) Ltd (Holder) were taken as consideration for a Convertible Debenture. The debenture, with the principal sum of $108,957.92, matures on January 31, 2001 and bears interest of 12% per annum. The Holder has the right, at his option, at any time prior to maturity, to convert the principal amount and any accrued interest into shares of common stock of GlobalBot (at the rate of one share of common stock for $.01).Such shares shall be constituted at the date of conversion.

TWELVE MONTHS ENDED JUNE 30, 2000 AND JUNE 30, 1999.

RESULTS OF OPERATIONS:

         The discussion of our historical result set forth below address our historical results of operations and annual condition results as shown on our financial statements for the year ended June 30, 2000 as compared with our fiscal year end June 30, 1999.

                            STATEMENTS OF OPERATIONS

                       Years Ended June 30, 2000 and 1999




                                                   2000                    1999
                                               -----------             -----------
SALES                                          $   127,289             $   105,169


COST OF SALES                                       27,153                  19,316

      GROSS PROFIT                                 100,136                  85,853

EXPENSES

Selling, general and administrative                134,263                  51,822
      Provision for uncollectibles                   5,010                  25,428
      Interest Expense                                 225                   1,220
                                               -----------             -----------
    NET INCOME (LOSS)                          $   (39,362)            $     7,383
                                               ===========             ===========


Basic earnings per common share                      (.005)            $      .007
                                               ===========             ===========


Basic weighted average
 common shares outstanding                       7,331,816               1,000,000
                                               ===========             ===========



REVENUES

         Revenues for the year ended June 30, 2000 have increased compared with the same period for the previous year $127,289 to $ 105,169, respectively. The increase is primarily due to customers awareness of the services our website provide and the growing use of the Internet for such services. We expect revenue to grow, once the company fully implements its sale and marketing program.

COST OF SALES

         Cost of Sales also increased to $27,153 in the year ended June 30, 2000 from $19,316 for the previous year. This increase in cost of sale is directly proportional to our increase in revenue and additional increase in Internet traffic.

GROSS PROFIT

         The gross profit has increased 14.30% to $100,136 for the year ended June 30, 2000 from $85,853 for the previous year. The increase in gross profit is attributed to the increase in volume of sales and the marginal cost of sale.

SELLING, GENERAL AND ADMINISTRATIVE

         Selling, general and administrative expenses have increased 61.40% to $134,263 for the year ended June 30, 2000 from $85,853 for the previous year. General and Administrative expenses consist primarily of office and equipment, rent, costs associated with operating our office, such as utilities and supplies, and professional fees, such as legal, accounting and consulting. These expenses increased to $134,263 for the year ended June 30, 2000. These increases are also due to the hiring of new employees and moving expenses.

PROVISION FOR UNCOLLECTABLE ACCOUNTS

         Provision for uncollectable accounts has decreased 80.30% to $5,010 for the year ended June 30, 2000 from $25,428 for the previous year. This decrease is the result of current management application of an aggressive collection policy and a decrease in accounts receivable outstanding as of June 30, 2000 as compared with June 30, 1999.

NET INCOME/(LOSS)

         We recognized a net loss of $(39,362) for the year ended June 30, 2000. That's a decrease in net income of $(46,745) compared to a net profit of $7,383 for the year ended June 30, 1999. This net loss is primarily attributable to an increase in general and administrative expenses, an increase in personnel and related costs.

                                  COMPARATIVE BALANCE SHEET


                                                                                June 30
                                                                      ----------------------------           %
                                                                         2000              1999      Increase/Decrease
                                                                      ----------         ---------   -----------------
ASSETS
       Current Assets
             Cash                                                       7,385.00         15,557.00        (52.53)
             Account Receivable - Trade
             Less Allowance-Doubtful $10185                             5,247.00          5,175.00          1.37
             Prepaid Rent                                               2,120.00            100.00
                                                                      ----------         ---------        ------
       Total Current Assets                                            14,752.00         20,732.00         28.84

             Property & Equipment Less Accumulated -
             Depreciation of $16,439 and $7,891                        46,763.00         10,186.00         78.22


             Other Assets                                               4,810.00            716.00         85.11
                                                                      ----------         ---------        ------
TOTAL ASSETS                                                           66,325.00         31,634.00         52.30
                                                                      ==========         =========        ======

LIABILITIES & EQUITY
    LIABILITIES
       Current Liabilities
             Accounts Payable                                           5,851.00         10,684.00        (45.24)
             Accrued Liabilities                                        6,450.00          6,106.00          5.33
             Notes Payable-Related Party                               91,986.00         14,059.00         84.72
                                                                      ----------         ---------        ------
             Total Current Liabilities                                104,287.00         30,849.00         70.42

       SHAREHOLDER'S EQUITY
             PREFERRED Stock .0001 Par 5,000,000
             Shares Authorized, 0 shares issued                              --                --             --
             Common Stock $.0001 par Value,
             50,000,000 shares authorized, 7,332,015 shares
             Issued and outstanding                                       733.00               --         100.00
             Additional Paid In Capital                                  200.00             200.00            --
             Retained Earnings                                        (38,895.00)           585.00
                                                                      ----------         ---------        ------
       Total Equity                                                   (37,962.00)           785.00

TOTAL LIABILITIES & EQUITY                                             66,325.00         31,634.00         52.30
                                                                      ==========         =========        ======


         The company total assets have increased $66,325.00 for the year ended June 30, 2000 from $31,634.00 for the previous year. The increase is the result of the acquisition of additional computer equipment and slight increase in net accounts receivable.

         During the fiscal year ended June 30, 2000, our accounts payable have decreased $5,851.00 from $10,684.00 for the previous year, while notes payable have increased $91,986.00 for the year ended June 30, 2000 compared to $14,059.00 for the previous year. The increase in notes payable is attributable to transactions with a related party. On May 15, June 6, and June 30, 2000, we received $54,923, $4,035, and $33,028, respectively for working capital in exchange for promissory notes from InfoDotCoza, Ltd. The notes are unsecured, non-interest bearing and are due on demand.

LIQUIDITY AND CAPITAL RESOURCES.

         Since our inception, we have relied principally upon the proceeds of private equity financing to fund our working capital requirements and capital expenditures. We have generated only minimal revenues from operations to date.

         During the year ended June 30, 2000, Quest Net Corp entered into a stock purchase agreement with InfoDotcoza, Ltd, a South African Company, and sold 200,000 shares of common shares of Globalbot. Globalbot declared a
7.3318162 shares to 1 share stock split. Because of the forward split, there are now 7,331,816.20 shares of Globalbot common stock issued and outstanding. Additionally, in connection with the proposed spin-off, Quest net will issue to its shareholders of record on May 1, 2000 one common stock share of Globalbot Corp for every four common shares of Quest.

         Our current monthly expense, which includes all costs, selling, advertising, general, and administrative, is $12,830.00, while our monthly revenue is only $6,500.00. We will need $75,960.00 over the next twelve months to operate our company, plus an additional $67,500.00 for capital expenditures. Our capital expenditures include $37,500.00 the cost to fully develop the following web sites: Boats Online, Cars Online and Motor Bikes Online and $30,000.00 for additional personnel.

         We will need more working capital to expand our operations. If we raise additional capital by issuing equity or convertible debt securities, the percentage ownership of our then-current stockholders will be reduced, and such securities may have senior rights, preferences, or privileges.

         We may not be able to obtain financing on favorable terms, or at all, which will limit our ability to:

         O        Expand,
         O        Take advantage of unanticipated opportunities,
         O        Develop or enhance services, otherwise respond to competitive pressures.

         This limitation could harm our business and decrease the value of the shares or cause us to go out of business. If we are unable to continue our operations, your entire investment in us will be lost. Our plan for expansion into the Boats Online, Cars Online and Motor Bikes Online sites is contingent on several including but not limited to financing and our ability to raise additional capital.

         The Boats Online, Cars Online, and Motor Bikes Online sites are not currently operational, but we believe they are equivalent in the potential to generate listing and advertising revenues. These sites are targeted to use the same streamlined, user-friendly format as used by the Wings Online site and will apply a similar pricing structure.

         If we are unable to generate and sustain positive cash flow from our operation or if we are unable to obtain necessary additional capital, we may be required to change our proposed business plan and decrease our planned operations, which would have a material adverse effect upon our business, financial condition, or results of operations.

YEAR 2000 COMPLIANCE

         We did not experience any significant computer or systems problems relating to the Year 2000. Upon review of our internal and external systems during 1999, we determined that we did not have any material exposure to such computer problems and that the software and systems required to operate our business and provide our services were Year 2000 compliant. As a result, we did not incur, and do not expect to incur, any material expenditures relating to Year 2000 systems issues.

                                    BUSINESS

OVERVIEW OF GLOBALBOT

         Globalbot was incorporated in Florida on September 17, 1998. The corporate headquarters is located in Hallandale, Florida.

         Until June 2000, GlobalBot was a wholly owned subsidiary of Quest. In June 2000, due to Quest's lack of working capital, Quest sold 20% of its interest in GlobalBot Corp. to InfoDotcoza, Ltd., an unaffiliated third party. In addition, Quest's Board of Directors has approved the spin-off of GlobalBot to its shareholders in order to give GlobalBot the financial and operational flexibility to take advantage of significant growth opportunities in the E-commerce business.

         Globalbot is currently operating with one full-time and one part time employee, who are our sole officers and directors. We are in the process of conducting executive searches for two additional positions for Marketing and Management Information Systems (MIS). GlobalBot is an E-commerce website that sells advertising space on its websites to individuals and dealers who are looking to sell their aircrafts, boats, cars & motorbikes. At present, boatsonline.com, carsonline.com, and motorbikeonline.com are under construction and will follow the same format as Wingsonline.com, which is now GlobalBot's only source of revenue.

OUR BUSINESS

         Wingsonline is one of the leading Internet sites in the aircraft market today. Wings is used as a market place to purchase airplanes, parts, accessories, locate aviation services, financing, or insurance employment forum for those seeking employment.

         Wings Online offers five different payment options for advertising space:

         >>       A basic 50-word advertisement w/o photos for $12.00.

         >>       Full specifications of the aircraft without photos for $16.00.

         >>       Full specifications of the aircraft plus one photo for $25.00

         >>       Full specification sheet that includes up to 3 photos for
                  $32.50

         >>       Full specifications and up to five photos for $39.00.

         In addition, Wings also offers its customers an option to have their own company banner or link ad created free of charge that can link to external sites or internal pages. Currently, the monthly cost of a banner ad is $100.00 per month and a link ad is $50.00 per month.

         Wings provides its customers with the ability to search its website for aircraft's and other aviation services for free, it also offers the user the option to sign up on its "Hotlist" which will send the user the latest aircraft's that have been posted at no charge. The Wingsonline customer database consists of approximately 225 customers.

         If you are a customer who is interested in using our service, you would log on to our website at WWW.WINGSONLINE.COM and a user friendly navigation system will allow the website user to browse the site and choose the option in which they are seeking. For example, if the user is looking to advertise an aircraft, they would choose "Submit Advert" a form would then display requesting information such as name, address, contact information and the description of the aircraft in which they are selling. At any time, you can delete or change the ad by simply clicking the button that applies. The customer will know exactly how many potential buyers have viewed their advertisement by the "Hit Counter" that is located at the bottom of their advertisement. A newspaper advertisement cannot provide you with this very important information! With a newspaper ad, you will never know how many times someone looked at your tiny, little classified.

         We update our site every business day. If you submit the form by noon (Eastern Time) along with your credit card information, it will most likely get posted the next business day. Later submittals will be posted the following business day. If you are paying by check, your ad will be posted upon receipt of payment.

         In addition, we are in the process of implementing a redesigned web page that will allow the end users to have the ability at their convenience to post/delete/change their ads instantaneously by accessing the website with a user profile. A target date of February 2000 is estimated at this time.

CUSTOMERS/FUTURE CUSTOMERS

         The Wingsonline customer database consists of approximately 225 customers. Our objective is to create websites that reach out to our customers to capture their attention. We realize the Internet market is steadily growing and we must work to develop sales and marketing strategies to attract new customers. At present, our marketing campaign is primarily centered on building solid relationships with our customers, which we consider the core element of our business success. We firmly believe that advertisers are more likely to place their ad on sites that have a large amount of web traffic. That is why we monitor our website closely to optimize its ranking on the various search engines in order to compete effectively with our competitors.

COMPETITION

         We compete in a rapidly changing market that is intensely competitive. Our direct competitors are Aircraft Shopper Online, Aircraft Dealer Network, and Aero Trader Online. To be competitive, we must respond promptly and effectively to the challenges of technological change, evolving standards and our competitors' innovations by continuing to enhance our services, and expand our sales channels. Any pricing pressure, reduced margins, or loss of market share resulting from our failure to compete effectively could materially affect our business.

         Many of our current and potential competitors have longer operating histories and substantially greater financial, marketing, technical, and other resources than do we. As a result, our competitors may be able to adapt more quickly to changes in customer needs. Such competitors may attempt to build their presence in our market by forming strategic alliances with other competitors or our customers, offering new or improved services to our customers or increasing their efforts to gain and retain market share through competitive pricing. Furthermore, we believe the barriers to entry into our market are relatively low, which enables new competitors to offer competing services.

PROPERTY

         We currently lease approximately 1,500 square feet of office space from unaffiliated third parties at a base rent of $2,120 per month plus common area maintenance costs. These offices are located at 1250 East Hallandale Blvd., Suite #602, Hallandale Florida 33009. The lease expires in June 2002. Our telephone number is (954) 458-9490

         We believe that our existing facilities are adequate to meet our current needs and that suitable additional or alternative space will be available in the future on reasonable terms as needed.

LEGAL PROCEEDINGS

         There are currently no material legal proceedings pending or threatened to which we or our officer and directors are a party or to which any of our property is subject. None of the Officers and Directors has been convicted of a felony or other criminal offense, felony or misdemeanor relating to securities or performance in corporate office.

                                   MANAGEMENT

OUR EXECUTIVE OFFICERS AND DIRECTORS

         The following table sets forth certain information concerning our sole director and executive officer:


Name                                Age              Term              Position
----                                ---              ----              --------
Serge R. Dazile                     39               2000-2001         President, Chief Financial Officer
                                                                       and Director

Wendy Ehrenthal                     25               2000-2001         Vice President, Secretary and
                                                                       Director


         Our Directors hold office until the next annual meeting of shareholders and the election and qualification of their successors. Officers serve at the discretion of the board. Currently, we do not provide our directors with cash compensation for their services as members of our board of directors. However, we anticipate that we will compensate each non-employee member of the Board with cash compensation and stock option grants upon his or her election to the Board of Directors.

SERGE R. DAZILE, PRESIDENT, CHIEF FINANCIAL OFFICER, AND DIRECTOR

         Mr. Dazile was appointed President/Chief Financial and a Director of GlobalBot in June 2000. From February 1999 to May 15, 2000, Mr. Dazile was Controller for Quest Net Corp,. a publicly traded, telecommunications company located in Hallandale Florida, a majority shareholder of GlobalBot. From November 1997 to December 1998, Mr. Dazile was an accountant for Future Trak, Intl., a satellite manufacturer located in Pompano Beach, Florida. Mr. Dazile also engages in part time accounting consultation. Mr. Dazile received a Bachelor of Arts Degree in Accounting from Union Institute in 1996 and an Associate Degree in Computer Science from Broward Community College in 1986.

WENDY EHRENTHAL, VICE PRESIDENT, SECRETARY, AND DIRECTOR

         Ms. Ehrenthal was appointed Vice President, Secretary, and a Director of GlobalBot in June 2000. From January 2000 to June 2000, she was an executive assistant for the CEO of Quest Net Corp. From June 1998 to June 1999, Ms. Ehrenthal was an executive assistant for Long Distance Intl., a long distance carrier located in Plantation, Florida. From December 1994 to June 1998, Ms. Ehrenthal was an executive assistant for American TelNet, a 800/900 Service Bureau, located in Plantation, Florida. Ms. Ehrenthal attended Broward Community College majoring in the field of Business..


LIMITED LIABILITY OF DIRECTORS

         Provisions included in our certificate of incorporation, as amended, protect our directors against personal liability for monetary damages from breaches of their duty of care. As a result, our directors will not be liable for monetary damages from negligence and gross negligence in the performance of their duties. They remain liable for monetary damages for any breach of their duty of loyalty to us, and our stockholders, as well as acts or omissions not made in good faith or which involve intentional misconduct or a knowing violation of law and for transactions from which a director derives improper personal benefit. The liability of our directors under federal or applicable state securities laws is also unaffected.

         While our directors have protection from awards of monetary damages for breaches of the duty of care, that does not eliminate their duty of care. Equitable remedies, such as an injunction or rescission based upon a director's breach of the duty of care, are still available.

         In addition, we have entered into Indemnification Agreements with Mr. Dazile and Ms. Ehrenthal indemnifying them to the fullest extent permitted by Florida law.

EXECUTIVE COMPENSATION

         No current or past officer received compensation in excess of $100,000 during the fiscal year or would have received compensation which exceeded $100,000 had they served the entire year.

         We have no written employment agreements with our officers. We employ Mr. Dazile and Ms. Ehrenthal pursuant to oral agreement at a base salary of $36,000 and $40,000, respectively. Ms. Ehrenthal devotes full time to GlobalBot. Mr. Dazile is employed part-time and devotes two days a week to GlobalBot's business. Ms. Ehrenthal works full time for us.

         GlobalBot has not issued any options or warrants..

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth as of December 21, 2000, as adjusted to give effect to the spin-off, certain information regarding beneficial ownership of our common stock by:

         O  *     each person or group of affiliated persons we expect to be the beneficial

         O owner of more than 5% of the outstanding shares of common stock;

         O  *     each director;

         O  *     each Named Executive; and

         O  *     all directors and Named Executives as a group.

PRIOR TO SPIN-OFF

Name and Address                            Number of Shares Owned              % of Outstanding
of Beneficial Owner                         Beneficially                        Shares of Common Stock
-------------------                         ----------------------              ----------------------
Quest Net Corp.                             5,865,453                                   80%
3001 West Hallandale
Beach Blvd
2nd Floor
Pembroke Park, Florida 33009

InfoDotcoza (Pty) Ltd.                      12,362,155                                  67.8%
FHS House
25 Newton Park
Port Elizabeth 6045
South Africa

Serge R. Dazile .Officer and Director                0                                   0
1250 East Hallandale Blvd
Suite #602
Hallandale Florida 33009.

Wendy Ehrenthal                                      0                                   0
1250 East Hallandale Blvd
Suite #602
Hallandale Florida 33009.

All officers and directors                           0                                   0
as a group (2) person


AFTER THE SPIN-OFF


Name and Address                            Number of Shares Owned              % of Outstanding
of Beneficial Owner                         Beneficially                        Shares of Common Stock
-------------------                         ----------------------              ----------------------

Quest Net Corp.                                      0                                  0
3001 West Hallandale
 Beach Blvd
 .2nd Floor
Pembroke Park, Florida 33009

InfoDotcoza (Pty) Ltd.                      12,362,155                                  67.8%
FHS House
25 Newton Park
Port Elizabeth 6045
South Africa



Serge R. Dazile .Officer and Director              875                                   *
1250 East Hallandale Blvd
Suite #602
Hallandale Florida 33009.

Wendy Ehrenthal                                      0                                   *
1250 East Hallandale Blvd
Suite #602
Hallandale Florida 33009.

All officers and directors                         875                                   *
as a group (2) person



         For the purpose of the above tables:

         O Beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also any shares which the individual or entity has a right to acquire within 60 days after December 21, 2000 through the exercise of any convertible securities.

         O Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power with respect to all shares of capital stock listed as owned by such person or entity.

         O InfoDotcoza (Pty) Ltd. beneficial ownership includes 10,895,792 shares of common stock purchasable upon the exercise of a convertible debenture, which is exercisable at the option of the Holder at any time.

         O Justin Mills is the Director of and has voting control over InfoDotcoza (Pty) Ltd.

                              CERTAIN TRANSACTIONS

         On May 15, 2000, June 6, 2000 and June 30, 2000, we received $54,923,
$4,035 and $33,028, respectively, for working capital in exchange for promissory notes from InfoDotCoza, Ltd.. In addition, on August 31, 2000 and September 19,2000, we received $5,000 and $7,975, respectively, for working capital in exchange for promissory notes from InfoDotCoza, Ltd. The notes are unsecured, non-interest bearing and are due on demand. The $104,961 is included in the accompanying balance sheet as notes payable, related party.

         Subsequent to September 30, 2000, we received $11,975 for working capital in exchange for a promissory note from InfoDotCoza, Ltd.. The note is unsecured, non-interest bearing and is due on demand.

         On November 21, 2000, the promissory notes outstanding with InfoDotCoza, Ltd were taken as consideration for a Convertible Debenture. The debenture, with the principal sum of $108,957.92, matures on January 31, 2001 and bears interest of 12% per annum. The Holder has the right, at his option, at any time prior to maturity, to convert the principal amount and any accrued interest into shares of common stock of GlobalBot (at the rate of one share of common stock for $.01).

                            DESCRIPTION OF SECURITIES
GENERAL

         Our authorized capital stock consists of 50,000,000 shares of our common stock, par value $0.0001 per share and 5,000,000 shares of undesignated preferred stock, par value $0.0001 per share. The following statements are brief summaries of certain provisions with respect to our capital stock contained in our Certificate of Incorporation and By-laws, copies of which have been filed as exhibits to the registration statement. The following summary is qualified in its entirety by reference thereto.

COMMON STOCK

         Holders of the common stock are entitled to one vote for each share in the election of directors and in all other matters to be voted on by the shareholders. There is no cumulative voting in the election of directors. Holders of common stock are entitled to receive such dividends as may be declared from time to time by our Board of Directors out of funds legally available thereof and, in the event of liquidation, dissolution or winding up of Global Boot, to share ratably in all assets remaining after payment of liabilities. The holders of common stock have no preemptive or conversions rights, and are not subject to further calls or assessments. There are no redemption or sinking fund provisions applicable to the common stock. The rights of the holders of the common stock are subject to any rights that may be fixed for holders of Preferred Stock. All of the outstanding shares of common stock are fully paid and non-assessable.

PREFERRED STOCK

         Our Articles of Incorporation authorize the issuance of "blank check" preferred stock. The board of directors is empowered, without stockholder approval, to designate and issue additional series of preferred stock with dividend, liquidation, conversion, voting, or other rights, including the right to issue convertible securities with no limitations on conversion. Any such designations and issuances, could:

         O        Adversely affect the voting power or other rights of the
                  holders of our common stock.
         O        Substantially dilute the common shareholder's interest.
         O        Depress the price of our common stock.

         In addition the issuance of "blank check preferred stock could be utilized as an anti-takeover measures, which could have the effect of delaying, deterring, or preventing a change in control without any action by the shareholders.

                                 DIVIDEND POLICY

         It is the current policy of the Board of Directors to retain any earnings to provide for the growth of Quest. Consequently, we do not expect to pay cash dividends in the future.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Our Articles of Incorporation and Florida law authorizes GlobalBot to indemnify directors and officers as follows:

         1. So long as permitted by law, no director of the corporation shall be personally liable to the corporation or its shareholders for damages for breach of any duty owed by such person to the corporation or its shareholders; provided, however, that, to the extent required by applicable law, this Article shall not relieve any person from liability for any breach of duty based upon an act or omission

         O        in breach of such person's duty of loyalty to the corporation or its shareholders,
         O        not in good faith or involving a knowing violation of law or
         O        resulting in receipt by such person of an improper personal benefit.

         No amendment to or repeal of this Article and no amendment, repeal or termination of effectiveness of any law authorizing this Article shall apply to or effect adversely any right or protection of any director for or with respect to any acts or omissions of such director occurring prior to such amendment, repeal or termination of effectiveness.

         2. So long as permitted by law, no officer of the corporation shall be personally liable to the corporation or its shareholders for damages for breach of any duty owed by such person to the corporation or its shareholders; provided, however, that, to the extent required by applicable law, this Article shall not relieve any person from liability for any breach of duty based upon an act or omission

         O        in breach of such person's duty of loyalty to the corporation or its shareholders,
         O        not in good faith or involving a knowing violation of law or
         O        resulting in receipt by such person of an improper personal benefit.

         No amendment to or repeal of this Article and no amendment, repeal or termination of effectiveness of any law authorizing this Article shall apply to or effect adversely any right or protection of any director for or with respect to any acts or omissions of such officer occurring prior to such amendment, repeal or termination of effectiveness.

         3. To the extent that a Director, Officer, or other corporate agent of this corporation has been successful on the merits or otherwise in defense of any civil or criminal action, suit, or proceeding referred to in sections (a) and (b), above, or in defense of any claim, issue, or matter therein, he shall be indemnified against any expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         4. Expenses incurred by a Director, Officer, or other corporate agent in connection with a civil or criminal action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action suit, or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the corporate agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified.




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

         INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING QUEST PURSUANT TO THE PROVISIONS SET FORTH ABOVE, QUEST HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE

                          TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the our common stock is Florida Atlantic Stock Transfer, Inc., 7130 Nob Hill Road Tamarac, Florida 33321, (954) 726-6305.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed a Form 10SB Registration Statement with the Securities and Exchange Commission, 450 Fifth Street, N.W. Washington D.C. 20549. This Information Statement does not contain all of the information set forth in the registration statement, exhibits, and schedules thereto. For further information with respect to GlobalBot, reference is made to the registration statement, exhibits and schedules, copies of which may be obtained from the Commission's principals officers principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10, upon payment of the fees prescribed by the Commission. The registration statement, including exhibits and schedules, are also available on the SEC's website at www.sec.gov.

         After the spin-off, we will be subject to the information requirements of the Exchange Act, and in accordance therewith will file reports, proxy statements, and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may also be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission or obtained on the Commission's website at HTTP://WWW.SEC.GOV. We intend to furnish our shareholders with annual reports containing consolidated financial statements (beginning with fiscal year 2001) audited by our independent accountants.

                                     EXPERTS

            The consolidated audited Financial Statements of GlobatBot Corp. appearing in this Information Statement have been audited by Alberni & Alberni, P.A., independent certified public accountants, for the periods and to the extent set forth in their report thereon appearing elsewhere herein and in the Registration Statement and are included in reliance upon such report given under the authority of such firm as experts in accounting and auditing.

                                  LEGAL MATTERS

         Rebecca J. Del Medico, Esq., will pass upon the validity of the issuance of the Shares for GlobalBot.





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